Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated January 30, 2026, which includes an explanatory paragraph relating to Pono Capital Four, Inc. ability to continue as a going concern, relating to the financial statements of Pono Capital Four, Inc. as of January 6, 2026 and for the period from January 2, 2026 (inception) through January 6, 2026, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

March 3, 2026